Exhibit 99.1

NEWS RELEASE

Contact:    Investor Relations

    708.483.1300 Ext 1331

TreeHouse Foods, Inc. Appoints Linda K. Massman to the Board of Directors

Oak Brook, IL, July 29, 2016 — TreeHouse Foods, Inc. (NYSE: THS) today announced it has expanded its Board from eight to nine members with the appointment of Linda K. Massman, 49, President and Chief Executive Officer of Clearwater Paper Corporation, a publicly traded company, to its Board of Directors.

Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods, said, “We are pleased to welcome Linda Massman to our board. She brings extensive management experience in finance and business strategy development, and has a great deal of knowledge of the manufacturing and retail grocery industries. I am confident that her background will be instrumental to TreeHouse.”

Ms. Massman was elected Clearwater Paper’s Chief Executive Officer in 2013 and served as President and Chief Operating Officer since 2011. Prior to that, Ms. Massman served as the company’s Chief Financial Officer from 2008 to 2011. Before joining Clearwater Paper, she served as group vice president of finance and corporate planning for SUPERVALU Inc., following its acquisition of Albertson’s Inc., where she served in a similar capacity. Prior to that, Ms. Massman was a business strategy consultant for Accenture.

Ms. Massman serves on the Board of Directors of Clearwater Paper Corporation and Black Hills Corporation. In 2016, she was elected as the first vice chairwoman for the American Forest & Paper Association. She earned her Bachelor of Business Administration in finance from The University of North Dakota and holds an MBA from Harvard Business School.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.